Exhibit 99.1
Mission ProduceTM Announces Fiscal 2023 Third Quarter Financial Results
23% growth in avocado volume sold compared to same period last year
Sequential improvement in Marketing & Distribution segment per-unit margins from fiscal second quarter 2023
Updates expectations for Peruvian exportable volume
Board approves stock repurchase program up to $20 million
OXNARD, Calif. -- September 11, 2023 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal third quarter ended July 31, 2023.
Fiscal Third Quarter 2023 Financial Overview:
•Total revenue decreased 17% to $261.4 million compared to the same period last year driven by a continuation of a normalizing environment where higher industry volumes are being more than offset by lower pricing from elevated levels in the prior year.
•Net income of $6.6 million, or $0.09 per diluted share, compared to $18.4 million, or $0.26 per diluted share, for the same period last year
•Adjusted net income of $10.3 million, or $0.15 per diluted share, compared to $18.9 million, or $0.27 per diluted share, for the same period last year
•Adjusted EBITDA of $21.2 million, a 33% decrease compared to the same period last year, reflecting lower per unit margins within the International Farming segment as a result of lower pricing
CEO Message
Steve Barnard, CEO of Mission, commented, “Our top-line performance was generally consistent with expectations, driven by a return to equilibrium where higher industry volumes were offset by lower average selling prices following last year’s elevated market conditions. While we achieved continued sequential improvement in per-unit margins relative to the fiscal second quarter, the industry experienced an abrupt change in growing conditions midway through the quarter that negatively impacted anticipated volumes across the Peruvian growing region. The lower volumes combined with the fixed cost nature of our farming operations pressured segment margins and were the primary source of our lower than expected adjusted EBITDA performance during the fiscal third quarter. Industry pricing has since responded to these events and moved higher, which we expect to help lessen the impact on our fiscal fourth quarter margins.”
Mr. Barnard continued, “Mission was uniquely able to generate 23% growth in volume during the quarter and support our Marketing & Distribution segment in a period when traditional seasonal source regions such as Mexico had completed their harvest. This demonstrates the value of our vertically integrated and diversified global sourcing and distribution network, which allows Mission to remain in position to service new and existing customers regardless of the circumstances. We remain focused on developing value-added services and capabilities in new growth markets to help drive demand and support long-term consumption growth. We were able to deliver volume growth across each of our key export markets and are pleased with the early success we are having in the United Kingdom following the opening of our new forward distribution center this spring.”

Exhibit 99.1
Fiscal Third Quarter 2023 Consolidated Financial Review
Total revenue for the third quarter of fiscal 2023 decreased $51.8 million or 17% compared to the same period last year driven by a 33% decrease in average per-unit avocado sales prices partially offset by a 23% increase in avocado volume sold, both of which were driven by higher industry supply out of Mexico during the current quarter as compared to limited supply out of Mexico in the same period last year.
Gross profit decreased $14.2 million in the third quarter of fiscal 2023 compared to the same period last year, to $28.4 million and gross profit percentage decreased 270 basis points, to 10.9% of revenue. The decreases were concentrated in the International Farming segment and driven by lower pricing on avocados sold from company-owned farms. Within the Marketing & Distribution segment, per-unit margins were below the elevated levels from the prior year, but experienced meaningful sequential improvement versus fiscal 2023 second quarter.
Selling, general and administrative expense (“SG&A”) for the third quarter decreased $3.2 million or 16% compared to the same period last year primarily due to lower employee-related incentive compensation accruals, lower ERP process reengineering costs and lower professional fees.
Net income for the third quarter of fiscal 2023 was $6.6 million, or $0.09 per diluted share, compared to $18.4 million, or $0.26 per diluted share, for the same period last year. Non-operating items contributing to the year-over-year change in net income included higher interest expense in the current quarter associated with rising interest rates and in the prior period, a remeasurement gain on the Moruga business combination.
Adjusted net income for the third quarter of fiscal 2023 was $10.3 million, or $0.15 per diluted share, compared to $18.9 million, or $0.27 per diluted share, for the same period last year.
Adjusted EBITDA was $21.2 million for the third quarter of fiscal 2023, a 33% decrease compared to the same period last year, reflecting lower per unit margins within the International Farming segment as a result of lower pricing.
Fiscal Third Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment decreased 17% to $256.6 million for the quarter, due to the same factors impacting consolidated revenue as described above.
Segment adjusted EBITDA increased $0.6 million or 4% to $16.1 million, primarily due to lower SG&A. The impact of lower per-unit gross margin was largely offset by higher avocado volume sold.
International Farming
Substantially all sales of fruit from the International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales.
Total segment sales in the International Farming segment decreased by $26.4 million, or 41% to $38.2 million in the third quarter of fiscal 2023 compared to the same period last year due primarily to lower pricing on avocados sold from company-owned farms as compared to the elevated levels in the year-ago period, which were brought about by changes in industry supply.
Segment adjusted EBITDA decreased $11.4 million or 70% to $4.9 million, due primarily to lower gross profit resulting from lower pricing.

Exhibit 99.1
Blueberries
Net sales in the Blueberries segment increased $1.1 million for the quarter to $1.4 million primarily due to an earlier start of the blueberry harvest relative to the prior year.
Segment adjusted EBITDA increased $0.4 million to $0.2 million primarily due to higher volume harvested.
Balance Sheet and Cash Flow
Cash and cash equivalents were $23.0 million as of July 31, 2023 compared to $52.8 million as of October 31, 2022.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.
Net cash used in operating activities was $7.3 million for the nine months ended July 31, 2023 compared to $3.0 million for the same period last year. The change was primarily driven by weaker operating performance within the International Farming segment. Within working capital, unfavorable changes in grower payables and accounts receivable were largely offset by favorable changes in inventory. Changes in grower payables were driven by higher outstanding payable balances to California growers in the prior year due to harvest timing and higher pricing. Unfavorable changes in trade accounts receivable were impacted by sales prices peaking towards the end of the quarter in the current period, including balances outstanding at the new U.K. entity which commenced operations this fiscal year. Changes in inventory were favorably impacted by lower field pricing for third-party fruit purchases and less Company-owned fruit on-hand relative to the prior period end.
Capital expenditures were $47.0 million for the nine months ended July 31, 2023, compared to $42.0 million in the same period last year. Expenditures in the current year were concentrated in pre-production avocado orchard maintenance in Guatemala and Peru, and construction costs on the Company’s new distribution facility in the United Kingdom. Capital expenditures also included spend related to irrigation installation and early-stage plant cultivation for the Blueberries operation of $11.1 million in the current year, compared to $3.7 million in the prior year.
Stock Repurchase Authorization
On September 6, 2023, the Board of Directors approved a stock repurchase program, which permits the Company to repurchase up to $20 million of shares of the Company’s common stock over the next 36 months. The shares may be repurchased from time to time in open market or privately negotiated transactions in such quantities and at such prices as may be authorized by certain designated officers of the Company. No shares were repurchased following approval through September 11, 2023.
Outlook
For the fourth quarter of fiscal year 2023, the Company is providing the following industry outlook that will drive performance:
•Industry volumes are expected to be flat to slightly lower in the fiscal 2023 fourth quarter versus the prior year period due to reduced supply from Peru brought about by the impact of weather on growing conditions. Expectations for exportable avocado production from Mission’s owned farms is now in the range of 105 million to 115 million pounds, which is a decrease from its initial expectations due to the industry conditions noted above.
•Pricing is expected to be flat to slightly higher on a sequential basis, and higher on a year-over-year basis by approximately 10% compared to the $1.28 per pound average experienced in fourth quarter of fiscal 2022.

Exhibit 99.1
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its third quarter of fiscal 2023 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through September 25, 2023 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13740571.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Mission Produce adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes 13 forward distribution centers that are strategically positioned in key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and

Exhibit 99.1
variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; fluctuations in the market price of avocados; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations, including those promulgated by the USDA and FDA, health and safety laws, environmental laws, and other laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with the ongoing conflict in Russia and Ukraine; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	July 31, 2023	October 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$23.0	$52.8
Restricted cash	2.1	1.1
Accounts receivable
Trade, net of allowances	88.6	62.9
Grower and fruit advances	2.6	1.8
Other	18.9	17.3
Inventory	87.8	73.1
Prepaid expenses and other current assets	8.6	11.1
Income taxes receivable	12.3	8.0
Total current assets	243.9	228.1
Property, plant and equipment, net	528.0	489.7
Operating lease right-of-use assets	74.4	65.4
Equity method investees	29.4	27.1
Deferred income tax assets, net	8.9	8.1
Goodwill	39.4	39.4
Intangible asset, net	0.8	2.0
Other assets	19.6	19.7
Total assets	$944.4	$879.5

Liabilities and Equity
Liabilities
Accounts payable	$43.4	$34.4
Accrued expenses	26.1	30.1
Income taxes payable	1.3	1.0
Grower payables	28.5	24.3
Short-term borrowings	2.8	2.5
Loans from noncontrolling interest holders—current portion	0.5	—
Long-term debt—current portion	3.6	3.5
Operating leases—current portion	6.4	4.7
Finance leases—current portion	2.2	1.2
Total current liabilities	114.8	101.7
Long-term debt, net of current portion	164.3	136.9
Loans from noncontrolling interest holders, net of current portion	2.5	1.0
Operating leases, net of current portion	72.7	63.9
Finance leases, net of current portion	14.8	1.4
Income taxes payable	2.3	3.1
Deferred income tax liabilities, net	28.9	29.4
Other long-term liabilities	23.7	19.2
Total liabilities	424.0	356.6
Equity
Mission Produce shareholders' equity	499.7	502.1
Noncontrolling interest	20.7	20.8
Total equity	520.4	522.9
Total liabilities and equity	$944.4	$879.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for share and per share amounts)	2023	2022	2023	2022
Net sales	$261.4	$313.2	$696.0	$807.9
Cost of sales	233.0	270.6	640.5	745.0
Gross profit	28.4	42.6	55.5	62.9
Selling, general and administrative expenses	17.4	20.6	55.8	58.0
Operating income (loss)	11.0	22.0	(0.3)	4.9
Interest expense	(3.2)	(1.5)	(8.3)	(3.5)
Equity method income	1.8	1.7	3.2	3.6
Remeasurement gain on business combination with Moruga	—	2.0	—	2.0
Other (expense) income, net	(1.1)	(0.9)	(1.3)	3.6
Income (loss) before income taxes	8.5	23.3	(6.7)	10.6
Provision for income taxes	2.3	5.4	2.4	3.7
Net income (loss)	$6.2	$17.9	$(9.1)	$6.9
Less: Net loss attributable to noncontrolling interest	(0.4)	(0.5)	(2.3)	(0.5)
Net income (loss) attributable to Mission Produce	$6.6	$18.4	$(6.8)	$7.4

Net income (loss) per share attributable to Mission Produce:
Basic	$0.09	$0.26	$(0.10)	$0.10
Diluted	$0.09	$0.26	$(0.10)	$0.10

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	70,918,030	70,779,907	70,740,638	70,784,772

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended July 31,
(In millions)	2023	2022
Operating Activities
Net (loss) income	$(9.1)	$6.9
Adjustments to reconcile net (loss) income to net cash used in operating activities
Provision for losses on accounts receivable	0.1	0.1
Depreciation and amortization	22.8	17.2
Amortization of debt issuance costs	0.2	0.3
Equity method income	(3.2)	(3.6)
Noncash lease expense	4.4	3.9
Stock-based compensation	3.2	2.6
Dividends received from equity method investees	2.7	2.2
Losses on asset impairment, disposals and sales, net of insurance recoveries	1.2	0.2
Deferred income taxes	(1.2)	(0.7)
Remeasurement gain on business combination with Moruga	—	(2.0)
Unrealized losses on foreign currency transactions	2.9	—
Unrealized gains on derivative financial instruments	(0.1)	(3.1)
Other	—	0.1
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(23.8)	(18.1)
Grower fruit advances	(0.7)	(2.5)
Other receivables	(1.4)	(0.8)
Inventory	(13.1)	(35.0)
Prepaid expenses and other current assets	2.5	1.4
Income taxes receivable	(4.3)	(0.4)
Other assets	2.3	1.1
Accounts payable and accrued expenses	5.7	10.1
Income taxes payable	(0.5)	0.9
Grower payables	4.2	20.9
Operating lease liabilities	(2.8)	(3.3)
Other long-term liabilities	0.7	(1.4)
Net cash used in operating activities	$(7.3)	$(3.0)
Investing Activities
Purchases of property, plant and equipment	(47.0)	(42.0)
Proceeds from sale of property, plant and equipment	0.1	2.9
Cash acquired in consolidation of Moruga	—	4.3
Investment in equity method investees	(1.4)	(0.4)
Purchase of other investment	(2.3)	—
Loan repayments from equity method investees	—	1.0
Other	(0.1)	—
Net cash used in investing activities	$(50.7)	$(34.2)
Financing Activities
Borrowings on revolving credit facility	145.0	40.0
Payments on revolving credit facility	(115.0)	(40.0)
Proceeds from short-term borrowings	2.8	—
Repayment of short-term borrowings	(2.5)	—
Principal payments on long-term debt obligations	(2.7)	(6.6)
Principal payments on finance lease obligations	(2.4)	(1.0)
Taxes paid related to shares withheld from the settlement of equity awards	(0.4)	—

MISSION PRODUCE, INC.

	Nine Months Ended July 31,
(In millions)	2023	2022
Exercise of stock options	0.1	—
Proceeds from loan from noncontrolling interest holder	2.0	—
Equity contributions from noncontrolling interest holders	2.2	—
Net cash provided by (used in) financing activities	$29.1	$(7.6)
Effect of exchange rate changes on cash	0.1	(0.5)
Net decrease in cash, cash equivalents and restricted cash	(28.8)	(45.3)
Cash, cash equivalents and restricted cash, beginning of period	53.9	92.2
Cash, cash equivalents and restricted cash, end of period	$25.1	$46.9

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$23.0	$43.8
Restricted cash	2.1	3.1
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$25.1	$46.9

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2023	2022	2023	2022
Net income (loss) attributable to Mission Produce	$6.6	$18.4	$(6.8)	$7.4
Stock-based compensation	1.2	0.9	3.2	2.6
Unrealized loss (gain) on derivative financial instruments	0.5	(0.4)	1.6	(4.5)
Foreign currency transaction loss (gain)	1.3	1.2	2.6	1.1
Asset impairment and disposals, net of insurance recoveries	0.4	0.2	1.2	0.2
Farming costs for nonproductive orchards(1)	1.0	0.3	2.8	1.1
ERP costs(2)	0.6	1.0	1.7	3.8
Transaction costs	—	—	0.3	0.5
Amortization of inventory adjustment recognized from business combination	—	—	0.7	—
Amortization of intangible asset recognized from business combination	—	—	1.2	—
Remeasurement gain on business combination with Moruga(3)	—	(2.0)	—	(2.0)
Tax effects of adjustments to net loss attributable to Mission Produce(4)	(1.2)	(0.7)	(3.4)	(0.9)
Nonrecurring discrete tax charge(5)	—	—	1.8	—
Noncontrolling interest(6)	(0.1)	—	(1.1)	—
Mission Produce adjusted net income	$10.3	$18.9	$5.8	$9.3
Mission Produce adjusted net income per diluted share	$0.15	$0.27	$0.08	$0.13
(1)During the three months ended July 31, 2023, $0.5 million related to the development of blueberry orchards and $0.5 million related to avocado orchards. During the nine months ended July 31, 2023, $1.5 million related to the development of blueberry orchards and $1.3 million related to avocado orchards. All costs for the three and nine months ended July 31, 2022 were related to avocado orchards.
(2)Includes recognition of deferred implementation costs for both periods. Amounts for the three and six months ended April 30, 2022 also included non-recurring post-implementation process reengineering costs.
(3)Not deductible for income tax purposes.
(4)Tax effects are calculated using applicable rates that each adjustment relates to.
(5)The Company recorded a discrete charge to income tax expense related to an uncertain tax position in Mexico during the second quarter of 2023.
(6)Represents net loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2023	2022	2023	2022
Marketing and Distribution adjusted EBITDA	$16.1	$15.5	$29.3	$19.5
International Farming adjusted EBITDA	4.9	16.3	2.0	11.1
Blueberries adjusted EBITDA	0.2	(0.2)	(0.2)	(0.2)
Total reportable segment adjusted EBITDA	21.2	31.6	$31.1	$30.4
Net income (loss)	6.2	17.9	(9.1)	6.9
Interest expense	3.2	1.5	8.3	3.5
Provision for income taxes	2.3	5.4	2.4	3.7
Depreciation and amortization(1)	7.6	7.1	22.8	17.2
Equity method income	(1.8)	(1.7)	(3.2)	(3.6)
Stock-based compensation	1.2	0.9	3.2	2.6
Asset impairment and disposals, net of insurance recoveries	0.4	0.2	1.2	0.2
Farming costs for nonproductive orchards	0.5	0.3	1.3	1.1
ERP costs(2)	0.6	1.0	1.7	3.8
Transaction costs	—	—	0.3	0.5
Amortization of inventory adjustment recognized from business combination	—	—	0.7	—
Remeasurement gain on business combination with Moruga	—	(2.0)	—	(2.0)
Other expense (income)	1.1	0.9	1.3	(3.6)
Noncontrolling interest(3)	(0.1)	0.1	0.2	0.1
Total adjusted EBITDA	$21.2	$31.6	$31.1	$30.4
(1)Includes depreciation and amortization of purchase accounting assets of $0.1 million and $1.8 million for the three and nine months ended July 31, 2023, respectively, and zero and $0.5 million for the three and nine months ended July 31, 2022, respectively.
(2)Includes recognition of deferred implementation costs for both periods, and for the three and nine months ended July 31, 2022, non-recurring post-implementation process reengineering costs are also included.
(3)Represents net loss attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries	Total	Marketing and Distribution	International Farming	Blueberries	Total
	Three Months Ended July 31,
(In millions)	2023				2022
Third party sales	$256.6	$3.4	$1.4	$261.4	$308.9	$4.0	$0.3	$313.2
Affiliated sales	—	34.8	—	34.8	—	60.6	—	60.6
Total segment sales	256.6	38.2	1.4	296.2	308.9	64.6	0.3	373.8
Intercompany eliminations	—	(34.8)	—	(34.8)	—	(60.6)	—	(60.6)
Total net sales	$256.6	$3.4	$1.4	$261.4	$308.9	$4.0	$0.3	$313.2
	Nine Months Ended July 31,
	2023				2022
Third party sales	$653.7	$9.4	$32.9	$696.0	$794.9	$12.7	$0.3	$807.9
Affiliated sales	—	40.5	—	40.5	—	62.2	—	62.2
Total segment sales	653.7	49.9	32.9	736.5	794.9	74.9	0.3	870.1
Intercompany eliminations	—	(40.5)	—	(40.5)	—	(62.2)	—	(62.2)
Total net sales	$653.7	$9.4	$32.9	$696.0	$794.9	$12.7	$0.3	$807.9

Avocado Sales

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Pounds of avocados sold (millions)	183.8	149.6	492.0	415.1
Average sales price per pound	$1.36	$2.03	$1.27	$1.88

Sales by Type

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2023	2022	2023	2022
Avocado	$249.2	$303.9	$626.1	$781.5
Other	12.2	9.3	69.9	26.4
Total net sales	$261.4	$313.2	$696.0	$807.9